Exhibit (99.1)

Eastman Kodak Company


Media Contact:
David Lanzillo
585-781-5481
david.lanzillo@kodak.com


Kodak Names Diane Wilfong as Controller

ROCHESTER, N.Y., Aug. 29 -- Eastman Kodak Company (NYSE:EK) announced that its Board of Directors earlier today elected
Diane E. Wilfong as Controller, effective September 5, 2006, reporting to Robert H. Brust, Kodak's Chief Financial
Officer.

Wilfong, 44, previously served as Kodak's Director of Corporate Audit. She replaces Richard G. Brown Jr., 58, who will leave Kodak on September 5 in order to accept a position with another company.

"We are delighted that we have a person of Diane's caliber to step into the role of Controller," said Brust. "Diane is a highly-respected member of our finance team and I have every confidence that she will continue to drive a disciplined approach to our financial management and reporting."
Wilfong joined Kodak in 1999 as Director of Finance and a vice president of Kodak Professional. Following a two-year assignment as Assistant to the Chairman and President of Kodak, she was named General Manager of the company's Graphics & Printing business. She assumed her current responsibilities in July 2005.

Prior to Kodak, Wilfong was Chief Financial Officer for Corning Asahi Video Products Company, a joint venture between Corning Incorporated and Asahi Glass Company of Japan. Wilfong joined Corning in 1990 and held a variety of management positions in its finance organization. Prior to joining Corning, she was an audit manager with PricewaterhouseCoopers LLP, in Charlotte, N.C. from 1983 to 1990.

A native of Washington, D.C., Wilfong has a B.S. degree in Business Administration/ Accounting from the University of
North Carolina at Chapel Hill.  She is a Certified Public
Accountant and a member of the American Institute of Certified Public Accountants.

For a photo of Ms. Wilfong, please contact: Jackie Bray, Eastman Kodak Company, at 585-724-2681 or
Jackie.bray@kodak.com.


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About Eastman Kodak Company

Kodak is the world's foremost imaging innovator, providing leading products and services to the photographic, graphic communications and healthcare markets. With sales of $14.3 billion in 2005, the company is committed to a digitally oriented growth strategy focused on helping people better use meaningful images and information in their life and work. Consumers use Kodak's system of digital and traditional image capture products and services to take, print and share their pictures anytime, anywhere; Businesses effectively communicate with customers worldwide using Kodak solutions for prepress, conventional and digital printing and document imaging; Creative Professionals rely on Kodak technology to uniquely tell their story through moving or still images; and leading Healthcare organizations rely on Kodak's innovative products, services and customized workflow solutions to help improve patient care and maximize efficiency and information sharing within and across their enterprise. More information about Kodak (NYSE: EK) is available at www.kodak.com.

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2006